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                        BRIGGS & STRATTON CORPORATION

                       1997 Annual Report on Form 10-K

                              EXHIBIT NO. 10.11

               DEFERRED COMPENSATION AGREEMENT FOR FISCAL 1998

AGREEMENT made this 24th day of June, 1997, between Briggs & Stratton Corporation (the "Company") and Frederick P. Stratton, Jr. (the "Executive").

1. Deferral of Compensation. This Agreement shall operate to defer, on an unfunded basis, compensation earned by the Executive as an employee of the Company for the Company's fiscal year ending in 1998, to the extent that such compensation would otherwise be non-deductible under
    Section 162(m) of the Internal Revenue Code, as amended from time to time. The amount deferred hereunder shall be paid to the Executive as soon as practicable following the Company fiscal year in which the Executive terminates employment with the Company, such payment to be made in one lump sum, or in such other manner as may be agreed upon between the Executive and the Company's Nominating and Salaried Personnel Committee of the Board. Such agreement, if any, must occur before the termination of employment by the Executive, or such payment shall be in a lump sum.

2. Death of Executive. If the Executive dies prior to receiving all funds payable hereunder, the entire unpaid balance shall be paid in the same manner as provided for the Executive under the Company's Economic Value Added Incentive Compensation Plan.

3. Binding Effect. This Agreement has been approved by the Company's Board of Directors and its Nominating and Salaried Personnel Committee, and shall be binding and inure to the benefit of the Company, its successors and assigns and the Executive and his heirs, executors, administrators, and legal representatives.

4. Earnings on Deferrals. On or before June 28, 1998, the Executive shall elect to have any deferrals hereunder credited with earnings in accordance with (a) or (b) below:

    (a) Earnings on a book (unfunded) basis beginning on the date the deferred amount would otherwise have been paid, and continuing thereafter at a rate equal to 80% of the prime rate made available to the best customers of Firstar Bank Milwaukee, N.A., and adjusted and compounded annually as of the last day of each subsequent Company fiscal year until paid;

    (b) Earnings at a rate designed to reflect the performance of Company stock. Under this alternative, the amount deferred shall be converted into shares of phantom Company stock as soon as practicable following the determination of the amount deferred under this Agreement. Each year, the Committee shall determine the amount of dividends that would have been paid on the phantom stock and convert such dividends into additional shares of phantom stock. Following the conversions described above, the Company shall promptly advise Executive of the number of phantom shares acquired. If Executive chooses this investment alternative, Executive may elect to receive distributions in cash or stock; provided that any stock distributions shall be subject to any necessary approvals under securities laws or exchange requirements.

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5. Section 16 Consequences. Executive acknowledges that an election under
   Section 4(b) above will have implications under Section 16 of the Securities Exchange Act of 1934, including potential Section 16(b) liability if Executive or an affiliate has a matching transaction. Executive acknowledges that he will be responsible for reporting transactions under this Agreement on the applicable Form 4 or Form 5.

6. Unfunded Status of Agreement. It is intended that this Agreement constitute an "unfunded" arrangement for deferred compensation. The Committee may authorize the creation of a trust or other arrangement to meet the obligations created under this Agreement provided, however, that unless the Committee otherwise determines, the existence of such trust or other arrangement is consistent with the "unfunded" status of the Agreement.

7. Miscellaneous. Payment of deferrals hereunder shall be subject to tax or other withholding requirements as may be required by law. The Company's Board, or its Nominating and Salaried Personnel Committee, shall have the power to modify or terminate this Agreement, but only with consent of the Executive.

IN WITNESS WHEREOF, Briggs & Stratton Corporation has caused this Deferred Compensation Agreement to be executed by its duly authorized Director and Frederick P. Stratton, Jr., together with his spouse, Anne Y. Stratton, hereunto have set their hands as of the date first above written.

                                            BRIGGS & STRATTON CORPORATION
                                            By:  /s/ John L. Murray
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                                               John L. Murray
                                               Chairman, Nominating and
                                               Salaried Personnel Committee


                                                 /s/ F. P. Stratton, Jr.
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                                               Frederick P. Stratton, Jr.


                                                  /s/ Anne Y. Stratton

                                               ------------------------------
                                               Anne Y. Stratton







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